Supplement dated May 14, 2018, to the
Prospectus for your Variable Annuity
Issued by

LINCOLN BENEFIT LIFE COMPANY

CONSULTANT I VARIABLE ANNUITY PROSPECTUS
THE CONSULTANT SOLUTIONS VARIABLE ANNUITIES (Classic, Plus, Elite, Select)

This supplement amends certain disclosure contained in the prospectus for your Consultant I Variable Annuity contract and The Consultant Solutions Variable Annuities (Classic, Plus, Elite, Select) contract issued by Lincoln Benefit Life Company.

Consultant I Variable Annuity Prospectus:

In the section of the Prospectus captioned “The Investment and Fixed Account Options: Separate Account Investments” in the Consultant I Variable Annuity Prospectus, the Investment Objectives are replaced with the following:

Portfolio:	Investment Objective:	Investment Adviser:
AIM Variable Insurance Funds (Invesco Variable Insurance Funds)
Invesco Advisers, Inc.
Invesco V.I. American Value Fund - Series I	Provide above-average total return over a market cycle of three to five years by investing in common stocks and other equity securities
Invesco V.I. Growth and Income Fund, Series II	Long-term growth of capital and income
Invesco V.I. Mid Cap Growth Fund, Series II	Seeks capital growth
Invesco V.I. Value Opportunities Fund - Series I(2)	Long-term growth of capital

(2) Effective August 19, 2011, the Invesco V.I. Value Opportunities – Series I Sub-Account closed to all Contract Owners except those Contract Owners who had contract value invested in the Variable Sub-Account as of the closure date. Contract Owners who had contract value invested in the Variable Sub-Account as of the closure date may continue to submit additional investments into the Variable Sub-Account thereafter, although they will not be permitted to invest in the Variable Sub-Account if they withdraw or otherwise transfer their entire contract value from the Variable Sub-Account following the closure date. Contract Owners who did not have contract value invested in the Variable Sub-Account as of the closure date may not invest in the Variable Sub-Account.

The Consultant Solutions Variable Annuities

In the section of the Prospectus captioned “Investment Alternatives: The Variable Sub-accounts” in The Consultant Solutions Variable Annuities Prospectus, the Investment Objectives are replaced with the following:

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Portfolio:	Investment Objective:	Investment Adviser:
AIM Variable Insurance Funds (Invesco Variable Insurance Funds)
Invesco V.I. American Franchise Fund - Series II	Seek capital growth	Invesco Advisers, Inc.
Invesco V.I. Core Equity Fund - Series II(11)	Long-term growth of capital
Invesco V.I. Government Securities Fund - Series II	Total return, comprised of current income and capital appreciation
Invesco V.I. Growth and Income Fund, Series II	Long-term growth of capital and income
Invesco V.I. Mid Cap Core Equity Fund – Series II(7)	Long-term growth of capital
Invesco V.I. Mid Cap Growth Fund, Series II	Seeks capital growth
Invesco V.I. Value Opportunities Fund - Series II(2)	Long-term growth of capital

(2)
Effective August 19, 2011, the Invesco V.I. Value Opportunities – Series II Sub-Account closed to all Contract Owners except those Contract Owners who had contract value invested in the Variable Sub-Account as of the closure date. Contract Owners who had contract value invested in the Variable Sub-Account as of the closure date may continue to submit additional investments into the Variable Sub-Account thereafter, although they will not be permitted to invest in the Variable Sub-Account if they withdraw or otherwise transfer their entire contract value from the Variable Sub-Account following the closure date. Contract Owners who did not have contract value invested in the Variable Sub-Account as of the closure date may not invest in the Variable Sub-Account.

(7)
Effective September 1, 2015, the Invesco V.I. Mid Cap Core Equity Fund – Series II sub-account was closed to all contract owners except those contract owners who have contract value invested in the variable sub-account as of the closure date. Contract owners who have contract value invested in the variable sub-account as of the closure date may continue to submit additional investments into the variable sub-account thereafter, although they will not be permitted to invest in the variable sub-account if they withdraw or otherwise transfer their entire contract value from the variable sub-account following the closure date. Contract owners who do not have contract value invested in the variable sub-account as of the closure date will not be permitted to invest in the variable sub-account thereafter.

(11)
Effective December 23, 2016, the Invesco V.I. Core Equity Fund - Series I and Series II sub-accounts were was closed to all contract owners except those contract owners who have contract value invested in the variable sub-account as of the closure date. Contract owners who have contract value invested in the variable sub-account as of the closure date may continue to submit additional investments into the variable sub-account thereafter, although they will not be permitted to invest in the variable sub-account if they withdraw or otherwise transfer their entire contract value from the variable sub-account following the closure date. Contract owners who do not have contract value invested in the variable sub-account as of the closure date will not be permitted to invest in the variable sub-account thereafter.

If you have any questions, please contact your financial representative or our Variable Annuities Service Center at (800) 457-7617. Our representatives are available to assist you Monday through Friday between 7:30 a.m. and 5:00 p.m. Central time.

Please keep this supplement for future reference together with your prospectus. No other action is required of you.

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